Exhibit 99.1

VIASPACE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

PASADENA, CA —May 15, 2008—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today financial results for the quarter ending March 31, 2008.

Revenues for the first quarter of 2008 were $123,000, as compared with $239,000 in the same quarter of 2007. Gross profit for the first quarter of 2008 was $63,000 compared with $36,000 for the comparable quarter of 2007.

Operating expenses for the first quarter of 2008 were $2,403,000 compared to $2,057,000 in the same quarter of 2007. Included in operating expenses for the first quarter of 2008 was $793,000 of stock option, warrant and restricted stock compensation expense compared with $673,000 for the same period in 2007. First quarter of 2008 operating expenses included $575,000 in research and development expense and $1,828,000 in selling, general and administrative expense. In the first quarter of 2007, there was $391,000 in research and development expense and $1,666,000 in selling, general and administrative expense. Loss from operations for the first quarter of 2008 was $2,340,000 compared to $2,021,000 in the same quarter of 2007.

Other income/expense including minority interest in consolidated subsidiaries was income of $14,000 for the first quarter of 2008 compared to a loss of $1,898,000 for the same period in 2007. The first quarter of 2007 included other expenses, net, of $2,070,000 representing adjustments related to the derivative nature and restructuring of convertible debentures during the quarter. The first quarter of 2007 also included a gain on the sale of marketable securities of $219,000 and other expenses, net of $47,000.

Net loss was $2,326,000 for the first quarter of 2008, compared to net loss of $3,919,000 for the same quarter of 2007. The Company’s loss per basic and fully diluted share was $0.01 in the first quarter of 2008 and in the first quarter of 2007.

Commenting on first quarter results, Dr. Carl Kukkonen, CEO of VIASPACE, said, “Our revenue for the first quarter represents a number of accomplished milestones, including the first revenue generated for our SHINE inference engine in a commercial, non-security application with a major Japanese corporation, and also represents our first overseas sale of this technology. Sales of our new HS-1000 Humidity Sensor have grown and some of those sales represent the first uses of that device incorporated into a Fuel Cell Test Station designed to test Hydrogen Fuel Cells in the $55 Billion dollar clean energy sector. There are a number of major automotive and fuel cell corporations that have the expected need for hundreds of these test stations in the future. As they evaluate the unit’s performance, we are optimistic that we will see increased orders from these major companies over the next several quarters. The quarter’s revenue also includes an initial sale of our new Lithium Battery Tester. We have also seen a substantial increase in the number of contacts from several major fuel cell manufacturers, and the U.S. Government, concerning design of cartridges for their liquid fuel cell efforts. The recently announced final rule from the Department of Transportation allowing passengers and crew to bring fuel cell cartridges on board the passenger compartment of commercial aircraft has been a watershed event in regulatory approval. During the remainder of 2008, we expect to see revenue from our instrumentation business, from our new lines of safe Lithium batteries, our new agreement on AIMS perimeter defense radar systems, as well as other new alternative energy technologies.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360

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This news release includes forward-looking statements. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.